Exhibit 4.306

During the period from December 31, 2016 through April 1, 2017 we received a number of licenses for provision of intra-area telephone communication services in the territory of Saratov region, Penza region, Tambov region, Kaluga region, Sverdlovsk region, Kirov region, Altai region, Irkutsk region, Khabarovsk region, Primorsky region, Orenburg region, Udmurt Republic, Moscow region, Moscow, Bashkortostan Republic and Ulyanovsk region substantially in the form attached hereto.

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS,
INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No.             dated

For Rendering

Intra-Area Telephone Communications Services

This license is granted to

Public Joint Stock Company

Mobile TeleSystems

Primary State Registration Number
of a Legal Entity (Individual Entrepreneur)
(OGRN, OGRNIP)

1027700149124

Taxpayer Identification
Number (INN)

7740000076

Location address (place of residence):

4 Marksistskaya Str., Moscow, 109147

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until [DATE]

This license is granted by decision of
the licensing body — Order dated [DATE]

Appendix being an integral part of this license is executed on      sheets

Deputy Head	Signature O. A. Ivanov

Stamp

L.S.

Appendix to the license No.

License Requirements

1.                                               Public Joint Stock Company Mobile TeleSystems (licensee) shall observe the term of this license.

Abbreviated name:

MTS PJSC

OGRN [PRIMARY STATE REGISTRATION NUMBER] 1027700149124

INN (TIN) 7740000076

Location address:

4 Marksistskaya Str., Moscow, 109147

2.                                               The licensee shall commence provision of telecommunications services under this license on or before [DATE].

3.                                               The licensee shall provide telecommunications services under this license only within the territory of [TERRITORY].

4.                                               Under this license the licensee shall provide a subscriber and/or user* with:

a)                                              [intra-area telephone connections for:

transmission of voice information;

transmission of facsimile messages;

transmission of data;

b)                                              access to telematic communications services and data communication services, except for data communication services for voice transmission;

c)                                               access to the information inquiry support system.]

5.                                               The licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the Russian Federation.

6.                                               When providing telecommunications services, the licensee shall observe the telecommunications network connection and interoperability rules, as approved by the Government of the Russian Federation, in case of connection of the licensee’s intra-area telephone network(s) to the public telecommunications network, connection to the licensee’s intra-area telephone network(s) of other telecommunications networks, recording and transmission of traffic in the licensee’s intra-area telephone network(s), recording and transmission of traffic from (to) telecommunications networks of other operators.

7.                                               When providing telecommunications services under this license, the radio-frequency spectrum is not used.

8.                                               The licensee shall have an appropriate telecommunications network management system meeting the regulatory requirements to telecommunications network management systems established by the federal executive authority responsible for telecommunications.

9.                                               The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

10.                                        The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to intra-area telephone communications services and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

Total numbered, bound and sealed

Head of the Department for radio frequency assignment registers and licenses in the field of telecommunications

I. Yu. Zavidnaya

Stamp